Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Brad Smith (336)436-5050
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP ANNOUNCES DEFINITIVE AGREEMENT
TO ACQUIRE ESOTERIX, INC. AND SUBSIDIARIES

Burlington, NC, March 30, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) and Esoterix, Inc. and Subsidiaries (Esoterix), a leading provider of specialty reference testing, today announced that they have entered into a definitive agreement under which LabCorp will acquire all of the outstanding shares of Esoterix, Inc. for approximately $150 million in cash. The transaction, which is subject to regulatory approval, is expected to close in the second quarter of 2005.

“We are pleased to have the opportunity to join with an organization like Esoterix, a leading laboratory services company focused on innovative diagnostic science, superior customer service, and inventive new products,” said Thomas P. Mac Mahon, LabCorp’s chairman and chief executive officer. “The addition of Esoterix, including the highly regarded brands like Cytometry Associates, Endocrine Sciences, Colorado Coagulation Consultants, and Allergy Testing Labs further enhances our position as the scientific leader in the laboratory industry. Our plan is to let these excellent laboratories play a key role complementing our existing businesses in these important testing areas after the merger.”

“We believe the combination of these leading organizations is an exciting and positive development for the industry, the medical community, and the many dedicated Esoterix, Inc. employees,” said Jim McClintic, Chief Executive Officer of Esoterix. “Our efforts to maintain the highest quality customer service and a comprehensive specialized testing menu is completely in line with the strategy LabCorp has developed, and we believe this focus makes us very compatible.”

About Esoterix
Austin, Texas based Esoterix is a national, reference laboratory that provides a comprehensive menu of specialized testing to hospitals, specialty physicians, pharmaceutical and biotechnology companies, laboratories and managed care organizations. Esoterix’s menu includes hematopathology consultations, flow cytometry, cytogenetics, immunohistochemistry, coagulation, FISH, molecular genetics and tumor markers. Esoterix has nine laboratories in the United States and one in Western Europe, and includes the well-respected brands of Endocrine Sciences, Allergy Testing Labs, Cytometry Associates, and Colorado Coagulation Consultants.

About LabCorp
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 23,500 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, and US LABS based in Irvine, CA. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.